Exhibit 10.54

HYATT HOTELS AMENDED AND RESTATED DEFERRED

INCENTIVE PLAN

(as amended and restated effective October 28, 2009)

5.2	Account Adjustments	6
ARTICLE VI. PAYMENT OF BONUS AWARDS		7
6.1	Time for Determining Vested Status	7
6.2	Vested Percentage	7
6.3	Forfeitures	8
6.4	Timing of Payments	8
6.5	Payment Form	8
6.6	Acceleration of Payment	8
6.7	Unforeseeable Emergency	9
6.8	Withholding	9
ARTICLE VII. ADMINISTRATION		9
7.1	Administrator	9
7.2	Adjudication	10
7.3	Participant Data	10
7.4	Books and Records	10
7.5	Indemnification	10
ARTICLE VIII. CLAIMS PROCEDURES		10
8.1	Claims Procedures	10
8.2	Claims	11
8.3	Appeal	11
8.4	Decision	11
ARTICLE IX. AMENDMENT AND TERMINATION		11
9.1	Amendment	11
9.2	409A Amendments	12
9.3	Adoption by Employers	12
9.4	Freeze or Termination	12
9.5	Participation Rights	12
ARTICLE X. MISCELLANEOUS		12
10.1	Nonqualified Plan	12
10.2	Unsecured Creditor	13
10.3	Non-Alienation	13
10.4	Inability to Locate Participant	13
10.5	Successors	13
10.6	Gender and Number	13
10.7	Notices	13
10.8	Governing Law	13
10.9	Beneficiaries	13
10.10	Plan Not Contract of Employment	14

ii

HYATT HOTELS AMENDED AND RESTATED DEFERRED INCENTIVE PLAN

ARTICLE I.

PURPOSE

1.1	General. The Company (formerly Global Hyatt Corporation) previously adopted the Global Hyatt Deferred Incentive Plan (the “Original Plan”) for the purpose of attracting, motivating, and retaining key employees of the Employers and certain Affiliates, in order to reward superior individual and team performance. The Original Plan was effective as of January 1, 2006 and was amended from time to time thereafter. This Hyatt Hotels Amended and Restated Deferred Incentive Plan (the “Plan”) amends and restates the Original Plan, as amended, in its entirety. The Original Plan was and the Plan is intended to provide a long-term incentive to Participants by granting them a measure of financial independence upon attainment of a certain age. The Plan is effective as of October 28, 2009.

1.2	Prior Plans. Prior to the effective date of the Original Plan, the Company maintained the Hyatt Corporation Restricted Deferred Incentive Compensation Plan I and the Hyatt Corporation Restricted Deferred Incentive Compensation Plan II. Both of these plans are frozen with respect to participation and further contributions, although accounts under those plans will continue to earn interest in accordance with the terms of the plans.

ARTICLE II.

DEFINITIONS

Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meanings specified below unless the context clearly indicates otherwise.

2.1	“Account” of a Participant means his individual bookkeeping account under the Plan, if any, established in accordance with Article V.

2.2	“Administrator” means the person or entity designated as such in Section 7.1 of the Plan to administer the Plan.

2.3	“Affiliate” means any entity which is (a) under common control with an Employer, (b) managed by an Employer and designated as an “Affiliate” by the Administrator, or (c) otherwise affiliated with an Employer in providing goods or services to third parties and designated as an “Affiliate” by the Administrator.

2.4	“Award” means a Base Award, Separation Award and/or Discretionary Award.

2.5	“Base Award” means an amount granted to a Participant from the Base Award Pool that is calculated with reference to his Base Award Percentage for a Performance Period.

2.6	“Base Award Percentage” means the percentage used to calculate a Participant’s Base Award. A Level 1 Participant’s Base Award Percentage is the ratio of his Compensation over the total Compensation of all Participants eligible for a Base Award. A Level 2 Participant’s Base Award Percentage is 50% times the ratio of his Compensation divided by the total Compensation of all Participants eligible for a Base Award, and then multiplied by 50%. For purposes of determining the amount of Base Award in subsection 4.2(b), the Base Award Percentage will be calculated by considering only Compensation earned while the Participant is an Eligible Employee of an Employer or, if the Participant was designated an Eligible Employee by the Administrator while employed by an Affiliate, by that same Affiliate during the relevant Performance Period.

2.7	“Base Award Pool” means that portion of the Bonus Pool from which Base Awards are made.

2.8	“Beneficiary” means the person or entity designated by a Participant, in accordance with the Rules of the Plan, to receive any Plan payments in the event of his death.

2.9	“Board” means the Company’s board of directors.

2.10	“Bonus Pool” means the pool of funds established in accordance with Section 4.1 of the Plan, by the Administrator, in its sole discretion.

2.11

“Change in Control” means (a) prior to the consummation of a public offering in which the Company offers for sale shares of its common stock or other equity interests pursuant to an effective registration statement on Form S-1 or otherwise under the Securities Act of 1933, as amended (an “IPO”), Pritzker Affiliates shall fail to own more than 50% of the combined voting power of all Voting Stock of the Company and (b) following an IPO, any person or two or more persons acting in concert (other than (i) any Pritzker Affiliate or (ii) any Pritzker Affiliate along with any other stockholder which, together with its affiliates, owns more than 5% of the combined voting power or the Voting Stock as of June 30, 2009 (a “Non-Pritzker Affiliate Existing Shareholder”) so long as Pritzker Affiliates continue to own more Voting Stock than such Non-Pritzker Affiliate Existing Shareholder) shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Company. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. As used herein, “Pritzker Affiliate” shall mean (i) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants; (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any person, trust or other entity described in clauses (i), (ii) or (iii). “Control” for these purposes shall mean the ability to influence, direct or otherwise significantly affect the major policies, activities or action of any person or entity, and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. As used herein, “Voting Stock” shall mean each class of securities the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even though the right so to vote has been suspended by the happening of such a contingency.

2.12	“Claimant” means a Participant or Beneficiary who believes he is being improperly denied a Plan benefit and files a claim under the Plan’s claims procedures.

2.13	“Code” means the Internal Revenue Code of 1986, as amended.

2.14	“Company” means Hyatt Hotels Corporation, a Delaware corporation, or any successor thereto.

2.15	“Compensation” means the annual base or regular cash salary payable to a Participant by his Employer, his annual cash incentive award and any amounts that are excluded from his gross income under Code Sections 125, 401(k), 402(h) or 403(b) only to the extent that such amounts are earned or payable while the individual is a Participant for a particular Performance Period. Compensation excludes all extraordinary payments such as relocation pay and special bonuses. For Awards earned in plan years beginning January 1, 2009 or after, for the positions of Area Vice President/General Manager (Area VP/GM) who are eligible to participate in the Hyatt International Hotels Retirement Plan, compensation means the ‘Retirement Compensation’ of the individual as of December 31st of the Performance Period.

2.16	“Disability” means a Participant’s disability, as determined by the Administrator in its sole discretion, that satisfies Code Section 409A(2)(C).

2.17	“Discretionary Award” means an amount granted to a Participant from the Discretionary Award Pool that is determined in the Administrator’s sole discretion.

2.18	“Discretionary Award Pool” means that portion of the Bonus Pool from which Discretionary Awards are made.

2.19	“Eligible Employee” means an Employee of the Company or of Hyatt International Corporation who renders services to the Company or an Affiliate, is a member of a select group of management or a highly compensated employee, and has been specifically designated by the Administrator as eligible to participate in the Plan and not subsequently removed as an Eligible Employee by the Administrator for future Performance Periods.

2.20	“Employee” means any person who both renders services to an Employer in the status of an employee, as that term is defined in Code Section 3121(d), and is a member of a select group of management or highly compensated employees within the meaning of Section 401(a)(1) of ERISA.

2.21	“Employer” means the Company and Hyatt International Corporation, and each other entity that adopts the Plan in accordance with Section 9.3 of the Plan. If an Employee becomes a Participant pursuant to Section 2.17, the Affiliate that employs him shall automatically be an Employer solely with respect to such persons so designated.

2.22	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.23	“Interest Rate” means the rate established by the Administrator from time to time to credit earnings to Participants’ Accounts, as specified in Appendix A to the Plan.

2.24	“Level 1 Participant” is a Participant who is designated as a Level 1 Participant by the Administrator. Such designation shall be made each Performance Period.

2.25	“Level 2 Participant” is a Participant who is designated as a Level 2 Participant by the Administrator. Such designation shall be made each Performance Period.

2.26	“Participant” means any Eligible Employee who participates in the Plan for all or a portion of a Performance Period or has a Plan Account.

2.27	“Performance Period” means the calendar year.

2.28	“Plan” means this Hyatt Hotels Amended and Restated Deferred Incentive Plan.

2.29	“President” means the Company’s president.

2.30	“Prior Plan” means the Hyatt Corporation Restricted Deferred Incentive Compensation Plan I or the Hyatt Corporation Restricted Deferred Incentive Compensation Plan II.

2.31	“Rules of the Plan” means the administrative rules established from time to time by the Administrator, in its sole discretion.

2.32	“Separation Award” means an amount granted to a Participant that is calculated with reference to a separation agreement in effect between the Participant and an Employer, which becomes payable in accordance with the terms of the separation agreement during a Performance Period, and is made from the Base Award Pool.

2.33	“Specified Employee” means a Participant who, is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) or any successor regulation, as determined by the Administrator in accordance with the general default rules set forth in such regulation, except that the compensation used for determining a specified employee shall be the wages and other compensation as reported in Box 1 of the Participant’s Form W-2. For the avoidance of doubt, as of any date, no more than 50 Participants will be considered Specified Employees.

2.34	“Unforeseeable Emergency” as determined by the Administrator, means a severe financial hardship to the Participant resulting from (a) an illness of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), (b) loss of the Participant’s property due to casualty or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.35	“Years of Service” with respect to a Participant as of any date means the number of his continuous full years of employment during which he was a Participant in the Plan. If a Participant participated in a Prior Plan, then his Years of Service shall also include all of his service recognized under the Prior Plan, but without any double-counting.

ARTICLE III.

PARTICIPATION

3.1	Participation. Except as otherwise provided by an applicable employment agreement or other written terms of employment, an Eligible Employee shall be a Participant for any Performance Period for the period during which he is an Eligible Employee. An Eligible Employee may be a Participant for all or portion of a Performance Period.

3.2	Inactive Participants. An individual who has an Account and continues to be employed by the Company but has not been designated as a Participant for a particular Performance Period will continue to be a Plan Participant until his Account is fully distributed, for all purposes other than eligibility for Awards.

ARTICLE IV.

BONUS POOL AWARDS

4.1	Bonus Pool. For each Performance Period, the Administrator, in its sole discretion, will establish a Bonus Pool based on several factors, including the Company’s net income. A portion of the Bonus Pool, which is called the Base Award Pool, will be used to fund Base Awards and Separation Awards. The remaining portion of the Bonus Pool, which is called the Discretionary Award Pool, will be used to fund Discretionary Awards.

4.2	Allocation of Base Awards.

(a)	Eligibility. In any Performance Period, Base Awards will be granted to Participants who are employed by an Employer or Affiliate on the last day of that Performance Period, except as otherwise permitted by the Administrator.

(b)	Amount of Base Award. The amount of each eligible Participant’s Base Award is determined by multiplying the amount of the Bonus Pool by the Participant’s Base Award Percentage, provided, however, that no Participant’s Base Award may exceed 7% of the Base Award Pool.

4.3	Allocation of Separation Awards.

(a)	Eligibility. In any Performance Period, Separation Awards may be granted to Participants in the Plan during all or a portion of that Performance Period who became entitled to such Separation Awards, except as otherwise determined by the Administrator.

(b)	Amount of Separation Award. The amount of each eligible Participant’s Separation Award is determined by the provisions of the Participant’s separation agreement as in effect on the date of the Participant’s termination of employment.

4.4	Unallocated Amounts. Any amount in the Base Award Pool that is not granted as a Base Award (including amounts that, if allocated to a Participant, would cause a Base Award to exceed 7% of the Base Award Pool) or Separation Award will be transferred to the Discretionary Award Pool for that Performance Period.

4.5	Allocation of Discretionary Awards. Discretionary Awards for any Performance Period shall be granted by the Administrator, in his sole discretion, to Participants who are employed by an Employer on the last day of that Performance Period, except as otherwise permitted by the Administrator, in such amount as determined by the Administrator in his sole discretion.

ARTICLE V.

ACCOUNTS

5.1	Plan Accounts. The Administrator shall maintain, or cause to be maintained, an Account in the name of each Participant to reflect his Awards and related earnings. The existence of an Account or bookkeeping entries for a Participant or Beneficiary does not create, suggest or imply that a Participant or Beneficiary has a beneficial interest in any asset of any Employer or Affiliate.

5.2	Account Adjustments. Each Participant’s Account shall be adjusted as follows:

(a)

As of December 31st of each year, the Account balance as of that date shall be credited with earnings on the Account balance during the prior calendar year at the Interest Rate in effect for such period;

(b)

As of December 31st of each Performance Period, following the earnings calculation and crediting pursuant to Section 5.2(a), the Administrator shall credit the Account with an additional amount equal to the Participant’s Awards, if any, for such Performance Period;

(c)	As of the date of any distribution from the Participant’s Account, the Administrator shall debit his Account in an amount equal to the amount of the distribution;

(d)

As of the date that a Participant or Beneficiary becomes entitled to a distribution, whether in the form of a lump sum or an installment, the amount of such payment shall be credited with earnings for the period from January 1st through such date at the Interest Rate in effect for the prior calendar year; and

(e)	As of the effective date of any forfeiture, the amount forfeited shall be debited from his Account.

ARTICLE VI.

PAYMENT OF BONUS AWARDS

6.1	Time for Determining Vested Status. A Participant’s vested interest in his Account shall be determined as of the earliest to occur of: (a) the date he terminates employment with all Employers and Affiliates, (b) the date of his Disability, (c) the date of his death, or (d) the date of distribution due to an Unforeseeable Emergency pursuant to Section 6.7.

6.2	Vested Percentage.

(a)	Except as provided in subsections (b) or (c), a Participant will become vested in his Account as follows:

(i)	For Awards earned in plan years beginning before January 1, 2008, a Participant will become 100% vested in his Account on April 1st of the calendar year in which the Participant is both actively employed on April 1st of such calendar year and has or will complete five (5) Years of Service.

(ii)	For Awards earned in plan years beginning January 1, 2008 or after, a Participant will become twenty-five percent (25%) vested in each year’s Award on each of the first four (4) anniversaries from the date of the Award, which is deemed to be April 1st of the calendar year in which the Award is credited to the Account of the Participant. For example, an Award credited to a Participant’s Account in the year 2009 (based on 2008 performance), will be 25% vested on April 1, 2010, 50% vested on April 1, 2011, 75% vested on April 1, 2012, and 100% vested on April 1, 2013.

(b)	Except as otherwise provided in subsection (c), a Participant will be 100% vested in his Account if he either dies or has a Disability or there is a Change in Control prior to his termination of employment with all Employers and Affiliates

(c)	Notwithstanding anything in the Plan to the contrary, a Participant will be 0% vested in his Account and shall forfeit his entire Account balance, regardless of his number of Years of Service, on the date that he terminates employment with all Employers and Affiliates if:

(i)	his employment is terminated for cause, as determined by the applicable Employer or Affiliate in its sole discretion, or

(ii)	he engages in conduct which violates any terms or conditions of his employment, including terms and conditions relating to competition and disclosure of confidential information after termination of employment.

6.3	Forfeitures. All amounts that are forfeited from a Participant’s Account shall not be reallocated to other Participants.

6.4	Timing of Payments. Except as provided in Section 6.6 of the Plan, the Participant shall be entitled to commence payment of his Account balance, as provided in Section 6.5 of the Plan, as follows:

(a)	Termination. Payment shall be made or commenced within 60 days after the date the Participant terminates employment with all Employers and Affiliates. Notwithstanding any provision of the Plan to the contrary, if at the time of the Participant’s termination of employment, the Participant is a Specified Employee, and the deferral of the commencement of any payments that would otherwise be made hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payments hereunder until the date that is six (6) months following the Participant’s termination of employment (or the earliest date permitted under Section 409A of the Code), whereupon the Company will make such payments to the Participant that would have otherwise been previously made to the Participant under the Plan during the period in which such payments were deferred. Thereafter, payments will resume in accordance with the Plan. For the avoidance of doubt, as used in the Plan, “termination of employment” shall mean a Participant’s “separation from service” within the meaning of Section 409A of the Code and applicable Treasury Regulations.

(b)	Disability. If the Administrator determines that the Participant, prior to termination of employment with all Employers and Affiliates, has a Disability, then payment shall be made or commenced within 60 days after the Disability determination date.

(c)	Death. Payment shall be made or commenced within 60 days after the date of the Participant’s death.

6.5	Payment Form. Except as provided in Section 6.6 of the Plan, any amount payable under this Article 6 shall be paid in a lump sum as noted in Section 6.4 of the Plan.

6.6	Acceleration of Payment. Notwithstanding the foregoing, the Administrator may accelerate any payment to or on account of a Participant to the extent necessary to relieve an Unforeseeable Emergency, and an Employer or Affiliate may otherwise accelerate any amount otherwise payable by it under the Plan to a Participant, to the extent that the Employer determines such acceleration to be in its best interest and not in violation of Code Section 409A requirements.

6.7	Unforeseeable Emergency.

(a)	Notwithstanding the provisions of Article 6 or any election of the Participant to the contrary, in the event of an Unforeseeable Emergency, the Participant may elect to receive a distribution of all or a part of the vested balance of his Account pursuant to the terms of this Section.

(b)	The Participant shall file a request for a distribution on account of Unforeseeable Emergency in accordance with the Rules of the Plan. The request shall indicate the nature of the Unforeseeable Emergency, the amount of financial hardship incurred by the Participant as well as whether or not the hardship may be relieved through insurance or through the disposition of other assets. The Administrator, in its sole discretion, shall determine whether or not the Participant satisfies the requirements for a distribution due to an Unforeseeable Emergency.

(c)	If the Administrator determines that a Participant qualifies for a distribution on account of an Unforeseeable Emergency, then the amount to be distributed to the Participant shall not exceed an amount necessary to satisfy the hardship resulting from the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of such distribution, all as determined in the sole discretion of the Administrator after taking into account the extent to which the Participant could satisfy the hardship through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets and as otherwise required by Code Section 409A.

(d)	If a Participant receives a distribution under this Section, his participation in the Plan for the Performance Period in which the distribution date occurs shall automatically terminate.

6.8	Withholding. All payments shall be subject to any applicable income and employment tax, as well as other legally required withholdings.

ARTICLE VII.

ADMINISTRATION

7.1

Administrator. The Plan shall be administered by the Chief Executive Officer (“CEO”), except that the Board shall administer the Plan with respect to any determination of eligibility or award for the benefit of the CEO. The Administrator shall have the power to take all action necessary or appropriate in connection with the general administration of the Plan. Except as otherwise provided in the Plan, the Administrator has full power to construe and interpret the Plan, including remedying any ambiguities and inconsistencies, determining eligibility, establishing and amending rules and regulations for its administration, and performing all other acts relating to the Plan, including the delegation of administrative responsibilities that the Administrator believes reasonable and proper. In the event that the CEO is physically or mentally incapable of administering the Plan, as determined by the Board, then the Company shall act as the Administrator. The CEO may resign from his administrative duties by delivering a written notice of resignation to the Board. The Board may remove the CEO as administrator of the Plan by delivering a certified written notice of removal to the CEO or his representative. The Administrator shall serve without additional compensation for its services hereunder.

7.2	Adjudication. Any decision made, or action taken, by the Administrator arising out of or in connection with the interpretation and administration of the Plan, including but not limited to the adjudication of claims and payments, shall be final and conclusive and binding upon all parties.

7.3	Participant Data. The Administrator may require Participants and Beneficiaries to furnish such information and submit such documents, records, elections, notices, or forms, as it deems necessary for administration of the Plan.

7.4	Books and Records. The books, records and accounts to be maintained for the purposes of the Plan shall be maintained by the Company at its expense and subject to the supervision and control of the Administrator.

7.5	Indemnification. Neither the Company, the Board, the Employers, Affiliates, any officer or Employee nor the Administrator shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the formation or administration of this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify the Administrator for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiation for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing, denying authorization to, or failing to authorize any transaction hereunder. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Employers or Affiliates or provided by the Employers or Affiliates under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

ARTICLE VIII.

CLAIMS PROCEDURES

8.1	Claims Procedures. Claimants may file a written request for such benefit with the Administrator, setting forth their claim in accordance with the Rules of the Plan.

8.2	Claims.

(a)	Upon receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Administrator may, however, extend the reply period for an additional 90 days for reasonable cause.

(b)	If the claim is denied in whole or in part, the Administrator shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of the Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under Section 8.3.

8.3	Appeal. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrator review its original determination. Such request must be addressed to the Administrator. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administrator. If the Claimant does not request that the Administrator review its original determination within such 60 day period, the Claimant shall be barred and estopped from challenging the Administrator’s determination.

8.4	Decision. Within 60 days after the Administrator’s receipt of a request for review, it will review the original determination. After considering all materials presented by the Claimant, the Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that 60 day time period be extended, the Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

ARTICLE IX.

AMENDMENT AND TERMINATION

9.1	Amendment. The Plan may be amended in whole or in part from time to time by the Board or the Administrator. However, no amendment shall reduce the amount then credited to a Participant’s Account to less than the amount to which he would have been entitled to receive if he had terminated employment with all of the Employers and Affiliates on the effective date of the amendment unless the consent is obtained from the Participant or his Beneficiaries who would be affected by such action.

9.2	409A Amendments. Notwithstanding anything to the contrary in the Plan, if and to the extent the Company shall determine that the terms of the Plan may result in the failure of the Plan or amounts deferred by or for any Participant under the Plan to comply with the requirements of Code Section 409A, or any applicable regulations or guidance promulgated by the Secretary of the Treasury, the Company and the Administrator shall each have authority to take such action to amend, modify, cancel or terminate the Plan or distribute any or all of the amounts deferred by or for a Participant as it deems necessary or advisable, including, without limitation:

(a)	any amendment or modification of the Plan to conform the Plan to the requirements of Code Section 409A or any regulations or other guidance thereunder (including, without limitation, any amendment or modification of the terms of any applicable to any Participant’s Account regarding the timing or form of payment).

(b)	immediate payment to the Participant of the amount otherwise payable to such Participant.

9.3	Adoption by Employers. The Plan may, with the written consent of the Company or the Administrator, be adopted by any other corporation, partnership, joint venture or other employer, whether or not a member of a controlled group with the Company, and such other company shall be deemed to have adopted the Plan with written consent of the Company or the Administrator if the company is the employer of an Eligible Employee designated pursuant to Section 2.17 of the Plan. All expenses of administering the Plan shall be paid by the Employers. All Plan benefits are paid from the general assets of the Employers, pro rata according to the Compensation paid to each Participant by each Employer in a Performance Period.

9.4	Freeze or Termination. While the Plan is intended as a permanent program, the Board shall have the right at any time to cease all accruals under the Plan or declare the Plan terminated completely, as to any Employer or as to any division, facility or other operational unit thereof. If the Board terminates the Plan, then all amounts to each Participant’s Account will be immediately vested and shall be paid in accordance with Article 6.

9.5	Participation Rights. Except as provided in Section 9.2 of the Plan, no action under this Article shall without consent of the affected Participant, or in the event of his death, his Beneficiary, adversely affect the rights of the Participant or Beneficiary with respect to any Award which was credited to his Account under the Plan prior to the date of such action.

ARTICLE X.

MISCELLANEOUS

10.1	Nonqualified Plan. The Plan is a nonqualified deferred compensation plan. It is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

10.2	Unsecured Creditor. Each Participant shall be an unsecured general creditor of his Employer. Neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Employers prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Employers.

10.3	Non-Alienation. Benefits payable to any person under the Plan may not be voluntarily or involuntarily assigned, alienated, pledged or subject to attachment, anticipation, garnishment, levy, execution or other legal or equitable process except to the extent required by a domestic relations order that is not pre-empted by ERISA or except by will or the laws of descent and distribution. Notwithstanding any other provision of the Plan to the contrary, such domestic relations order may permit distribution of the entire portion of the Participant’s Account which is payable to the Participant’s alternate payees, in a lump sum payment as soon as practicable after the Administrator receives an acceptable order, without regard to whether the Participant would himself be entitled under the terms of the Plan to withdraw or receive a distribution of such amount at that time.

10.4	Inability to Locate Participant. In the event that the Administrator is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings, subject to applicable escheat laws.

10.5	Successors. The obligations of the Company, Employers and Affiliates under the Plan shall be binding upon any assignee or successor in interest thereto. No Company, Employer or Affiliate shall merge or consolidate with any other corporation, or liquidate or dissolve, without making suitable arrangement for the payment of any benefits payable under the Plan.

10.6	Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

10.7	Notices. Any notice or document required to be given to or filed with the Administrator shall be considered to be given or filed if mailed by registered or certified mail, postage prepaid, to the Administrator, at the Company’s principal executive offices.

10.8	Governing Law. The terms of this Plan shall be governed by and construed in accordance with the laws of the State of Illinois.

10.9	Beneficiaries. No Beneficiary designation or change of Beneficiary shall become effective until received and acknowledged by the Administrator. In the event a

Participant does not properly designate a Beneficiary, his Plan benefits, if any, shall be paid in the following order of priority: (a) to his surviving spouse, if any, (b) to his surviving children in equal shares, or (c) to the legal representative of his estate.

10.10	Plan Not Contract of Employment. The Plan does not constitute a contract of employment. Neither the action of the Company in establishing or maintaining the Plan, nor any action taken by the Employers, Affiliates, the Board or the Administrator, nor any provision of the Plan shall give a Participant any right to be retained as an Employee.

*        *        *

IN WITNESS WHEREOF, the undersigned has executed this Plan this 28th day of October, 2009.

HYATT HOTELS CORPORATION

By:	/s/ Mark Hoplamazian

Its:	Chief Executive Officer

APPENDIX A

The Interest Rate is an effective annual rate equal to the 20-Year Treasury Rate plus 100 basis points. The 20-Year Treasury Rate shall be the average annual rate for 20-year Treasury securities, constant maturity, as published in the Federal Reserve Statistical Release H15 for the calendar year prior to the year in which the interest credit is made.